EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                       MEDICAL INDUSTRIES OF AMERICA, INC.
                                       AND
                                 JOHN E. HAINES


      THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is executed by and between Medical Industries of America, Inc., a Florida corporation (the "COMPANY") and John E. Haines ("Employee") on July 9, 1999 to be effective as of the effectiveness of that certain Stock Exchange Agreement by and between the Company and CyberCare, Inc., a Georgia corporation ("CCI") (the "COMMENCEMENT DATE").

            WHEREAS, the Company and Employee have previously entered into an oral agreement pursuant to which the Company proposed to engage Employee as its Senior Vice President in charge of the Company's technology markets and President of CCI; and

            WHEREAS, the Company and Employee desire to enter into this Agreement to memorialize their oral agreement and to set forth the respective rights and duties of the parties hereto.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

            1.1 EMPLOYMENT AND TITLE. As of the Commencement Date, the Company employs Employee, and Employee accepts such employment, as a Senior Vice President of the Company in charge of the Company's technology markets, divisions and subsidiaries, and as President of CCI, all upon the terms and conditions set forth herein.

            1.2 SERVICES. During the Initial Term and any and all Renewal Terms (as hereinafter defined), Employee shall faithfully perform his duties in accordance with this Agreement and the Bylaws of the Company and of CCI, serve the Company and CCI faithfully and to the best of his ability and devote substantially all of his business time and attention, knowledge, energy and skills to the Company and CCI. Employee shall be responsible for the normal day-to-day management, operation and maintenance of the technology markets sector of the business and affairs of the Company in accordance with the Company's annual business plan and the Company's budget, and the business and affairs of CCI in accordance with CCI's annual business plan and budget. Subject to the directions of and limitations imposed by the Board

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of Directors, the Chief Executive Officer and/or President of the Company, the
Employee shall be responsible for interpretation and executive implementation of the corporate policies with respect to its technology markets, systems and companies as set by the Board of Directors, the Chief Executive Officer and/or President of the Company, and shall perform all the duties and have and exercise all rights and powers usually pertaining and attributable, by law, custom, or otherwise, with respect thereto. Subject to the directions of and limitations imposed by the Board of Directors of CCI, Employee shall be responsible for interpretation and executive implementation of the corporate policies with respect to CCI as set by the Board of Directors of CCI, and shall perform all the duties and have and exercise all rights and powers usually pertaining and attributable, by law, custom, or otherwise, with respect thereto. Subject to the directions of and limitations imposed by the Board of Directors, the Chief Executive Officer and/or President of the Company, the Employee shall have the authority to effectuate all business matters with respect to his responsibilities and to execute such legal instruments as may be necessary to carry out his duties in the name of the Company and on its behalf. Subject to the directions of and limitations imposed by the Board of Directors of CCI, Employee shall have the authority to effectuate all business matters with respect to his responsibilities and to execute such legal instruments as may be necessary to carry out his duties in the name of CCI and on its behalf. The Employee shall, if requested, at each meeting of the Board of Directors of the Company or CCI, as the case may be, present a report of the business and affairs of the technology markets, systems, companies, business and affairs of the Company and/or CCI. Employee shall coordinate and supervise the activities of all employees of CCI and the Company which are under his control, have the power to employ and terminate the employment of all such subordinate officers, agents, clerks, and other employees and have the authority to fix and change, from time to time, the compensation of all such officers, agents, clerks and other employees, subject to Board approval.

            Notwithstanding anything herein to the contrary, Employee shall be entitled to engage in or otherwise participate in those activities set forth on
SCHEDULE 1.2 attached hereto so long as it does not interfere with his duties and responsibilities to the Company and CCI.

            1.3 LOCATION. The current principal place of employment and the location of Employee's principal office shall be at the principal corporate address of the Company which is presently: 1903 South Congress Ave., Suite 400, Boynton Beach, Florida (the "Office"); provided, however, Employee shall, when requested by the Chief Executive Officer and/or President of the Company, the Board of Directors of CCI, or may, if he determines it to be reasonably necessary, perform outside of the Office such services as are reasonably required for the proper execution of his duties under this Agreement.

            1.4 DIRECTORSHIP. During the term of this Agreement, Michael F. Morrell and Paul C. Pershes, agree to vote their shares in the Company and otherwise use their reasonable best efforts to elect Employee as a director of the Company.

            1.5 REPRESENTATIONS. Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound. Other than as provided herein, each party represents that no consent or approval of any third party is required for his/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his/its execution, delivery and performance of this Agreement have been obtained.

                                   ARTICLE II

                                      TERM

            2.1 TERM. The initial term (the "Initial Term") of Employee's employment hereunder shall commence as of the Commencement Date and shall continue through the third (3rd) anniversary of the Commencement Date (the "Scheduled Termination Date"), unless renewed or earlier terminated pursuant to the provisions of Article VII of this Agreement. This Agreement shall be renewed automatically for successive one (1) year terms, after the Scheduled Termination Date (each, a "RENEWAL TERM"), unless either party provides the other party with written notice of his/its election not to renew at least thirty (30) days prior to the Scheduled Termination Date or the last day of the Renewal Term, as applicable, unless earlier terminated pursuant to Article VII of this Agreement. The Initial Term and any and all Renewal Terms shall collectively

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comprise the Term of this Agreement (the "Term").

                                   ARTICLE III

                                  COMPENSATION

            3.1 BASE SALARY. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term, an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00). Such base salary shall accrue monthly (prorated for periods less than a month) and shall be paid every two (2) weeks, in arrears, or as otherwise established by the Company with respect to all of its executive officers. The Company shall review Employee's job performance annually to determine if the Employee shall be granted an annual increase in the base salary.

            3.2 INCENTIVE COMPENSATION. Employee shall be entitled to such incentive compensation as approved by the Compensation Committee of the Board of Directors of the Company.

            3.3 NONQUALIFIED STOCK OPTIONS. Upon the execution of this Agreement, the Company shall grant to Employee nonqualified options to acquire two hundred thousand (200,000) shares of its common stock (the "Options"), subject to the following terms and conditions:

            (a) The exercise price per each of the Options shall be equal to the fair market value of a share of Company common stock on the date of grant which, for purposes of this Section 3.3, shall be the lesser of (i) the average of the closing bid and asked prices per share of Company common stock on the business day immediately preceding the Commencement Date; or (ii) One Dollar and 75/00 ($1.75) per share.

            (b) The Options shall vest in accordance with the following schedule:

         ---------------------------------------------------------------------
                                                        NUMBER OF
                  DATE                                OPTIONS VESTED
         ---------------------------------------------------------------------
         06/01/2000                                       66,666
         ---------------------------------------------------------------------
         06/01/2001                                       66,667
         ---------------------------------------------------------------------
         06/01/2002                                       66,667
         ---------------------------------------------------------------------
                TOTAL                                    200,000
         ---------------------------------------------------------------------

            (c) The right to exercise the Options shall expire (unless previously exercised in accordance with the terms of this Section 3.3), on the third anniversary date of the VESTING of such Options. Vested Options shall be exercisable by Employee, in whole or in part, on or before such expiration by payment in full, in cash, by check or any other consideration permitted by applicable law and agreed to by the Company, to the Company of the aggregate option price for the Options so acquired.

            (d) All unvested Options shall be subject to immediate forfeiture upon a termination For Cause (as such term is defined in Section 7.1 hereof).

            (e) In the event of a termination Without Cause (as such term is defined in Section 7.2 hereof), all unvested Options shall immediately vest in full and may be exercised in accordance with the provisions of Section 3.3(c) above.

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            (f) During the Term hereof and for a period of two (2) years thereafter, Employee shall have the right with respect to any registration of the Company's common stock (other than a registration inappropriate for the registration of Options) to have his Options included in such registration. Notwithstanding any other provision of this Section, if an underwriter advises the Company in writing that, in such firm's opinion, marketing factors prohibit or require a limitation of the number of shares to be underwritten, the underwriter or the Company may exclude the Options in the same proportion, as nearly as practicable to other selling shareholders of the Company who have obtained option shares pursuant to an acquisition or otherwise or the underwriter or the Company may limit the number of Options to be included in the registration and underwriting to a specified percentage of the Options to be distributed through the underwriting in the same proportion, as nearly as practicable, to other selling shareholders of the Company who have obtained option shares pursuant to an acquisition or otherwise. The Company shall so advise Employee of the Options which would otherwise be registered and underwritten under this subsection and the number of shares of Options that may be included in the registration and underwriting shall be allocated proportionately among all holders who hold securities. If Employee disapproves of the terms of any such underwriting, he may elect to withdraw from such underwriting by written notice to the Company.

            3.4 BENEFITS. Employee shall be entitled, during the Term, to the same medical, hospital, pension, profit sharing, dental, disability and life insurance coverage, director and officer insurance and benefits as are available to the Company's senior officers on the Commencement Date, together with the following additional benefits:

            (a) An automobile allowance of five hundred dollars ($500.00) per month;

            (b) The Company's normal vacation allowance in accordance with Company policy for all employees who are executive officers of the Company, but at least four (4) weeks annually; and

            (c) The Employee will be entitled to participate in any comprehensive employee benefit plan or program of the Company provided senior vice presidents of the Company, including but not limited to personal leave, holidays and all other fringe benefits and perquisites, which may currently be in place or implemented in the future.

            3.5 WITHHOLDING. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article III, shall be subject to and reduced by any applicable federal, state and local taxes imposed by law.

                                   ARTICLE IV

                  WORKING FACILITIES, EXPENSES AND INSURANCE

            4.1 WORKING FACILITIES AND EXPENSES. Employee shall be furnished with an office at the Office of the Company, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Employee for all of Employee's reasonable expenses incurred by Employee with respect to his relocation to Southeast Florida as well as reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and

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conditions of this Agreement, subject to Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to the Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

            4.2 INSURANCE. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

                                    ARTICLE V

                              ILLNESS OR INCAPACITY

            5.1 RIGHT TO TERMINATE. If, during the Term, Employee shall be unable to perform the essential functions of his job, with or without reasonable accommodation, for a period exceeding six (6) consecutive months by reason of physical or mental illness or condition, this Agreement may be terminated by the Company in its reasonable discretion pursuant to Section 7.2 hereof.

            5.2 RIGHT TO REPLACE. If Employee's illness or condition, as defined below, whether by physical or mental cause, renders him unable for a minimum period of thirty (30) consecutive calendar days to perform the essential functions of his job, with or without reasonable accommodation, the Company shall have the right to designate a person to replace Employee temporarily in the capacity described in Article I hereof; provided, however, that if Employee returns to work from such illness or condition within the six (6) month period following his inability due to such illness or condition, he shall be entitled to be reinstated in the capacity described in Article I hereof with all rights, duties and privileges attendant thereto.

            5.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to his full remuneration and benefits hereunder during such illness or condition unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.

            5.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this
Article V, the term "illness or condition" shall mean Employee's inability to perform the essential functions of his job, with or without reasonable accommodation, on a full-time basis due to physical or mental illness as determined by a qualified, independent physician selected by and compensated by the Company and approved by the Employee.


                                   ARTICLE VI

                                 CONFIDENTIALITY

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            6.1 CONFIDENTIALITY. Employee shall not divulge, communicate, use to the detriment of the Company or any of its subsidiaries, or for the benefit of any other business, firm, person, partnership or corporation, during the Term and for a period of two (2) years thereafter, any "Confidential Information", pertaining to the Company or any of its subsidiaries including, without limitation, all (i) data or trade secrets, including processes, formulas or other technical data; (ii) production methods; (iii) customer lists; (iv) personnel lists; (v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans; (ix) financial information and records; (x) "know-how" and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Employee. Employee acknowledges that any such information or data he may have acquired was received in confidence and by reason of his relationship to the Company and/or its subsidiaries. Confidential Information, data or trade secrets shall not include any information which: (a) at the time of disclosure is within the public domain; (b) after disclosure becomes a part of the public domain or is generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by Employee; (c) is known to the recipient at the time of disclosure;
(d) is subsequently discovered by Employee independently of any disclosure by the Company or its subsidiaries; (e) is required by order, statute or regulation of any governmental authority to be disclosed to any federal or state agency, court or other body; or (f) is obtained from a third party who has acquired a legal right to possess and disclose such information.

            6.2 NON-REMOVAL OF RECORDS. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the business of the Company or any of its subsidiaries which Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and, effective immediately upon the termination of the Employee's employment with the Company for any reason, shall be returned to the Company and not be removed from the Company's premises without the Company's prior written consent.

                                   ARTICLE VII

                                   TERMINATION

            7.1 TERMINATION FOR CAUSE. This Agreement and the employment of Employee may be terminated by the Company "For Cause" under any one of the following circumstances:

            (a) Employee commits any material act of fraud, misappropriation or theft against the Company, CCI or any of its subsidiaries;

            (b) Employee's default or breach of any material provision of this Agreement; provided, that Employee shall not be in default or breach hereunder unless he shall have failed to cure such default or breach within thirty (30) days after receiving written notice thereof by the Company to Employee. Notwithstanding the foregoing, Employee may be terminated pursuant to this provision if he shall have received such written notice from the Company on at least two (2) prior instances for the same or substantially similar breach or default (whether or not incurred by Employee);

            (c) Employee engages in gross negligence, malfeasance, or intentional misconduct in the performance of his duties hereunder; provided, that Employee shall not be in default hereunder unless he shall have failed to cure such default within thirty (30) days after written notice thereof by the Company to Employee. Employee may be terminated pursuant to this provision if he shall have received such written notice


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on at least two prior instances for the same or substantially similar default
(whether or not cured by Employee);

            (d) Employee is convicted of a felony offense other than traffic offenses which do not result in an incarceration of Employee for a period greater than 60 days;

            (e) At the election of Employee; or

            (f) Employee fails to operate the Company's technology divisions and/or CCI in accordance with their annual business plans including, without limitation, obtaining at least 80 percent of the projected revenues and net profits, as defined in the annual business plans, and keeping costs and expenses, as defined in the annual business plans, within such amounts so as not to exceed the annual budget by 10 percent for costs and expenses of the Company's technology divisions and/or CCI. Notwithstanding the foregoing, the requirement of adherence to the budget with respect to projected revenues and net profits as described above shall not apply to the first year of this Agreement unless such failure results from gross negligence or intentional misconduct of Employee.

            A termination For Cause under this Section 7.1 shall be effective (the "Effective Termination Date") as of the date set forth in a written notice of termination as the last date of Employee employment, delivered in accordance with the notice provisions of this Agreement.

            7.2 TERMINATION WITHOUT CAUSE. This Agreement and the employment of the Employee may be terminated "Without Cause" as follows:

            (a) By mutual agreement of the parties hereto;

            (b) At the election of the Company (by the Company giving not less than thirty (30) days advance written notice to Employee) in the event of an illness or condition described in Article V;

            (c) Upon Employee's death;

            (d) At the election of Employee in the event that the Company, and any successor thereof, without Employee's consent, removes Employee from the office of Senior Vice President of the Company or President of CCI, or in the event there is a material diminution in Employee's duties and responsibilities for the Company or CCI, or such duties and responsibilities are otherwise diminished such that they no longer reflect the duties and responsibilities customary for a Senior Vice President or President; or

            (e) At the election of the Employee if the Company or CCI requires Employee to relocate his residence outside of Southeast Florida.

            In the event that the events or circumstances in 7.2(d) or (e) occur or arise, the Company shall provide written notice to Employee of such events or circumstances as soon as reasonably possible.

            The Effective Termination Date for purposes of Section 7.2(a) hereof shall be the date of mutual agreement. The Effective Termination Date for purposes of Sections 7.2(b), (d) or (e) shall be the date set forth in the written notice required hereunder and delivered in accordance with the notice provisions of Article V. The Effective Termination Date for purposes of Section 7.2(c) hereof shall be the date the described event takes place.

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            7.3 EFFECT OF TERMINATION FOR CAUSE. If Employee's employment is terminated "For Cause":

            (a) Employee shall be entitled to accrued base salary under Section
3.1 hereof through the Effective Termination Date.

            (b) Employee shall be entitled to receive all benefits as would have been available under Section 3.4 hereof through the Effective Termination Date, and in accordance with the terms and provisions of any such plan or program providing such benefits unless otherwise modified pursuant to this Agreement.

            (c) Employee shall be entitled to reimbursement for expenses accrued through the Effective Termination Date in accordance with the provisions of
Section 4.1 hereof.

            (d) All unpaid incentive compensation and unvested stock options under Sections 3.2 and 3.3 hereof, respectively, shall be forfeited except as same may have been earned prior to the Effective Termination Date.

            Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

            7.4 EFFECT OF TERMINATION WITHOUT CAUSE. If Employee's employment is terminated "Without Cause":

            (a) Employee shall be entitled to accrued base salary under Section
3.1 hereof through the Effective Termination Date.

            (b) Employee shall be entitled to receive all benefits as would have been available under Section 3.4 hereof through the date which is the earlier of
(i) one (1) year from the Effective Termination Date or (ii) the last day of the remaining Initial Term or Renewal Term of this Agreement, as the case may be, which benefits shall be available as and when the same would have been available under the Agreement had it not been terminated.

            (c) Employee shall be entitled to reimbursement for expenses accrued through the Effective Termination Date in accordance with the provisions of
Section 4.1 hereof.

            (d) Employee shall be entitled to receive all amounts of incentive compensation as would have been payable under Section 3.2 and 3.3 hereof through the Initial Term or Renewal Term of the Agreement, as the case may be, which amounts shall be paid as and when the same would have been paid under the Agreement had it not been terminated. Notwithstanding the foregoing, Employee, in accordance with Section 3.3(e) of this Agreement, shall become fully vested in all Options granted under Section 3.3.

            (e) Employee shall be entitled to a lump sum severance payment in an amount equal to One Hundred Seventy-Five thousand dollars ($175,000.00) or such prorata portion thereof if the remaining Initial Term or Renewal Term of this Agreement, as the case may be, is less than one (1) year.

            Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

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                                  ARTICLE VIII

                              RESTRICTIVE COVENANTS

      8.1 NONCOMPETITION; NONSOLICITATION. As an inducement to the Company to execute this Agreement and in order to preserve the goodwill associated with the business of the Company and in addition to and not in limitation of any covenants contained in any agreements executed and delivered herewith, Employee hereby covenants and agrees as follows:

      (a) COVENANT NOT TO COMPETE. During the term of this Agreement and for a period of two (2) years after the Effective Termination Date of a Termination For Cause, Employee will not directly or indirectly, within the Territory, act as an officer, manager, executive, consultant, advisor or agent or controlling shareholder, partner or member to any business or otherwise engage in any business in which his duties at or for such business or entity involve, in any respect, such services, products or business which are competitive, either directly or indirectly, with the Business, as defined herein, nor shall employee become employed by such a business in a capacity which would require Employee to carry out, in whole or in part, either directly or indirectly, the duties Employee has performed or is expected to perform for the Company and/or CCI or which are competitive in any respect with the Business or otherwise engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company, CCI or any subsidiary of the Company or their business. For purposes of this Article VIII, the "Business" shall be defined as creating, designing, developing, owning, leasing and/or operating e-commerce health care applications, processes, methods, products and/or services. For purposes of this Article VIII, the "Territory" shall be defined as the United States of America.

      (b) NONSOLICITATION; EMPLOYEES. Employee agrees that during the Term of this Agreement and for two (2) years after the Effective Termination Date of a termination For Cause, Employee will not offer employment to any person who was employed by the Company, CCI or any subsidiary of the Company as of the Effective Termination Date of a termination For Cause without the prior written consent of the Company.

      (c) NONSOLICITATION; CUSTOMERS. Employee agrees that, during the Term of this Agreement and for two (2) years after the Effective Termination Date of a Termination For Cause, Employee will not solicit customers, clients or patients of the Company, CCI or any subsidiary of the Company, with a view to interfering or competing with the business of the Company, CCI or any of their subsidiaries or providing any product or service that is provided by the Company, CCI or any of their subsidiaries.

      Notwithstanding the foregoing, the restrictive covenants shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the Company and CCI may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or substantially all of the Company's or CCI's assets or stock. In the event a court of competent jurisdiction determines that the provisions of the restrictive covenants are excessively broad as to duration, geographical scope or activity, it is expressly agreed that the restrictive covenants shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

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            8.2. EQUITABLE RELIEF FOR VIOLATIONS. Employee agrees that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Company and CCI and that any violation or breach of these provisions will result in irreparable injury to the Company and CCI for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company or CCI for such violation or breach and regardless of any other provision contained in this Agreement, the Company and CCI shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

            8.3 SEVERABILITY. If any covenant or provision contained in Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitration or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

            9.2 NOTICES. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:


      IF TO THE COMPANY:            Medical Industries of America, Inc.
                                    1903 S. Congress Ave., #400
                                    Boynton Beach, FL  33463
                                    Attn:  Paul C. Pershes, President

      IF TO EMPLOYEE:               John E. Haines
                                    C/O CyberCare, Inc.
                                    430 10th Street, N. W., #S-004
                                    Atlanta, GA  30318

      Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

            9.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

            9.4 SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this

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Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity provided, however, that Employee's heirs shall be entitled to all benefits otherwise due Employee pursuant to this Agreement in the event of a termination of this Agreement for any reason whatsoever.

            9.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings regarding the subject matter of this Agreement between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

            9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

            9.7 SECTION HEADINGS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

            9.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

            9.9 GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "he" or "his" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

      9.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.


                                    ARTICLE X

                              INTELLECTUAL PROPERTY

            10.1. IDEAS AND INVENTIONS. Employee agrees to assign to the Company all Employee's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, methods, applications, inventions, discoveries, developments, innovations and improvements ("Inventions") which relate in any respect to the Company, CCI or any subsidiary of the Company or their businesses as they now or hereafter exist which Employee conceives, creates, designs, develops and/or makes, whether alone or with others, during Employee's employment with the Company and/or CCI. Employee agrees to disclose all such Inventions to the Company promptly, and to provide all assistance reasonably requested by the Company in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc., such assistance to be provided at the Company's expense but without any additional compensation to Employee,

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unless Employee is called upon to render such assistance after the termination of this Agreement for any reason, at which time Employee shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee shall, at the request and expense of the Company, assist the Company or its nominees to obtain patents for such Inventions for which the Company, CCI or any subsidiary of the Company has or obtains any right, title or interest in any countries throughout the world. Such Inventions shall be the property of the Company or its nominees, whether patented or not. Employee shall and does, without charge to the Company, assign to the Company, all Employee's right, title, and interest in and to such Inventions, including without limitation patents and patent applications and reissues thereof. Employee agrees to execute, acknowledge, and deliver any instruments confirming the complete ownership by the Company of such Inventions. Such assignments shall include the right to sue for infringement.

            10.2. COPYRIGHTS. Employee agrees that any Invention or other work (collectively hereinafter called "Work") prepared, developed or produced by Employee, whether alone or with others, and which relates in any respect to the Company, CCI or any subsidiary of the Company or their businesses and for which is eligible for copyright protection in the United States or elsewhere shall be a work made for hire. If any such Work is deemed for any reason not to be a work made for hire, Employee shall assign all right, title and interest in the copyright in such Work, and all extensions and renewals thereof, to Company, and agrees to provide all assistance reasonably requested by Company in the establishment, preservation and enforcement of its copyright in such Work, such assistance to be provided at Company's expense but without any additional compensation to Employee, at which time Employee shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee agrees to waive all moral rights relating to the Work developed or produced, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

                                   ARTICLE XI

                                    SURVIVAL

            11.1 SURVIVAL. The provisions of Articles VI, VII, VIII, and IX of this Agreement shall survive the termination of this Agreement.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                    MEDICAL INDUSTRIES OF AMERICA, INC.
                                    a Florida corporation

                                    By:________________________________
                                    Title: ____________________________

                                    EMPLOYEE
                                    ___________________________________
                                    John E. Haines

                                     CONSENT

      The undersigned hereby agree and consent to be bound by the provisions of
Section 1.4 of this Agreement.


                                    ___________________________________
                                    Michael F. Morrell


                                    ___________________________________
                                    Paul C. Pershes

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